Exhibit 10.2

MERCK & CO., INC.
DEFERRAL PROGRAM
(Amended and Restated as of September 28, 2006)

(i)

MERCK & CO., INC. DEFERRAL PROGRAM
     The Deferral Program (the “Program”) is intended to permit a select group of management to defer income which would otherwise be immediately payable to them as annual base salary or under various incentive plans of Merck & Co., Inc. (the “Company”).
I. ADMINISTRATION
     This Program is administered by the Compensation and Benefits Committee of the Company’s Board of Directors. This Committee is composed of non-employee directors only. The Committee shall have responsibility for determining which investments will be available under the Program, and those investments shall be listed on Schedule I hereto. The Committee shall review the investment selections at least once every five years. The Committee shall make all decisions affecting the timing, price or amount of any and all of the Deferred Compensation of participants subject to Section 16 of the Securities Exchange Act of 1934, as amended (“Section 16 Officers”), but may otherwise delegate any of its authority under this Program.
II. ELIGIBILITY
     Eligibility to defer under this Program will be determined in accordance with the terms of the Company’s Base Salary Deferral Plan and various incentive plans. However, the Committee has the authority to refuse to permit an employee to participate in this Program, if the Committee determines that such participation would jeopardize the Program’s compliance with applicable law or the Program’s status as a top hat plan under the Employee Retirement Income Security Act.
III. DEFERRAL INTO A DEFERRED COMPENSATION ACCOUNT
A. Election to Defer
     A participant’s decision to defer under the Program must be made, (i) for the Base Salary Deferral Plan, prior to the commencement of the pay period during which the base salary to be deferred will be earned, (ii) for annual incentive plans, prior to the commencement of the performance year during which the bonus monies to be deferred will be earned, and (iii) for long-term incentive plans, prior to the commencement of the last year of the award period during which the bonus monies to be deferred will be earned. For purposes of annual incentive plans only, a participant who is hired by the Company during a performance year may make an election, no later than the 30th day from the participant’s date of hire, to defer bonus monies to be earned during such performance year. For the Base Salary Deferral Plan, only amounts equal to or in excess of 5 percent of Annual Base Salary (as defined in the Base Salary Deferral Plan) and less than or equal to the lesser of (1) 50 percent of Annual Base Salary or (2) the Participant’s Annual Base Salary in excess of the amount determined under Section 401(a)(17) of the Internal Revenue Code (the “Code”) may be deferred. For the annual and long-term incentive plans, only amounts in excess of $3,000 may be deferred. Amounts so deferred are known as “Deferred Compensation” and will be credited to the participant’s “Deferred Compensation Account.” Deferred Compensation shall be held in one account regardless of the plan (Base Salary Deferral or incentive plan) under which it was deferred.

B. Election of Distribution Schedule
1. Timing of Election
     The participant shall elect a distribution schedule for his/her Deferred Compensation. A participant’s election of a distribution schedule in connection with a deferral election under annual and/or long-term incentive plans shall be made at the same time that the participant makes the election to defer. A participant’s initial election of a distribution schedule in connection with deferrals under the Base Salary Deferral Plan shall be made at the same time as the initial deferral election, shall be irrevocable during the calendar year for which it was made and shall apply to all deferrals of Annual Base Salary until a new distribution election becomes effective. Thereafter, an election of a different distribution schedule in connection with deferrals under the Base Salary Deferral Plan may be made at any time, provided, however, that such new distribution schedule shall only apply prospectively to deferrals of Annual Base Salary in the following calendar year.
2. Distribution Schedule
     A participant may elect to have payments begin (a) in a particular year (whether or not employment has then ended) or (b) in the year following the participant’s Retirement or Separation date, or (c) up to 15 years subsequent to the participant’s Retirement or Separation date. A participant may elect a lump sum or a schedule of annual installments, up to a maximum of 15 annual installments.
3. Manner of Elections
     All elections under the Program shall be made in the manner and in accordance with the process approved by the Company’s head of Human Resources Department from time to time.
C. Election of Investment Alternatives
     The participant shall designate, in accordance with procedures established by the Company for such designation, the portion (in multiples of 1%) of the Deferred Compensation to be allocated to any investment alternative available under this Program.
IV. VALUATION OF DEFERRED COMPENSATION ACCOUNTS
A. Common Stock
1. Initial Crediting
     The amount allocated to Merck Common Stock shall be used to determine the number of full and partial shares of Merck Common Stock which such amount would purchase at the closing price of Merck Common Stock on the New York Stock Exchange on the date cash payments of base salary, for amounts deferred under the Base Salary Deferral Plan, or incentive awards, for amounts deferred under the various incentive plans, would otherwise be paid to the participant (“the Deferral Date”). Should the Committee determine that valuation on any Deferral Date would not constitute fair market value, then the Committee shall decide on which date fair market value shall be determined using the valuation method set forth in this paragraph. The Company shall credit the participant’s Deferred Compensation Account with the number of full and partial shares of Merck Common Stock so determined. However, at no time prior to the delivery of such shares shall any shares be purchased or earmarked for such Account and the participant shall not have any of the rights of a shareholder with respect to shares credited to his/her Deferred Compensation Account.
2. Dividends
     The Company shall credit the Participant’s Deferred Compensation Account with the number of full and partial shares of Merck Common Stock purchasable at the closing price of Merck Common Stock on the New York Stock Exchange as of the date each dividend is paid on the Common Stock, with the dividends which would have been paid on the number of shares credited to such Account (including pro rata dividends on any partial share) had the shares so credited then been issued and outstanding.
3. Redesignations
     The value of Merck Common Stock for purposes of redesignation shall be the closing price of Merck Common Stock on the New York Stock Exchange on (i) the day when the redesignation request is received pursuant to administrative guidelines established by the Human Resources Financial Services area of the Treasury department, provided the request is received prior to the close of the New York Stock Exchange on such day or (ii) the next following business day if the request is received when the New York Stock Exchange is closed.
4. Distributions
     Distributions of Merck Common Stock will be valued at the closing price of Merck Common Stock on the New York Stock Exchange on the distribution date.
5. Limitations
     Shares of Merck Common Stock to be delivered under the provisions of this Program may be delivered by the Company from its authorized but unissued shares of Common Stock or from Common Stock held in the treasury. The amount of shares available each year under this Program shall be one-tenth of one-percent of outstanding shares of Merck Common Stock on the last business day of the preceding calendar year plus any shares authorized under this Program in previous years but not used, minus any shares distributed under the Executive Incentive Plan after April 26, 1994.
6. Adjustments
     In the event of a reorganization, recapitalization, stock split, stock dividend, combination of shares, merger, consolidation, rights offering or any other change in the corporate structure or shares of the Company, the number and kind of shares of Merck Common Stock available under this Program or credited to participants’ Deferred Compensation Accounts shall be adjusted accordingly.
B. Mutual Funds
1. Initial Crediting
     The amount allocated to each Mutual Fund shall be used to determine the number of full and partial Mutual Fund shares that such amount would purchase at the closing net asset value of the Mutual Fund shares on the Deferral Date. The Company shall credit the participant’s Deferred Compensation Account with the number of full and partial Mutual Fund shares so determined. However, no Mutual Fund shares shall be purchased or earmarked for such Account, nor shall the participant have the rights of a shareholder with respect to such Mutual Fund shares.
2. Dividends
     The Company shall credit the participant’s Deferred Compensation Account with the number of full and partial Mutual Fund shares purchasable, at the closing net asset value of the Mutual Fund shares as of the date each dividend is paid on the Mutual Fund shares, with the dividends which would have been paid on the number of shares credited to such Account (including pro rata dividends on any partial share) had the shares then been owned by the participant for purposes of the above computation.
3. Redesignations
     The value of Mutual Fund shares for purposes of redesignation shall be the net asset value of such Mutual Fund at the close of business on (i) the day when the redesignation request is received pursuant to administrative guidelines established by the Human Resources Financial Services area of the Treasury department, provided the request is received prior to the close of the New York Stock Exchange on such day or (ii) the next following business day if the request is received when the New York Stock Exchange is closed.
4. Distributions
     Mutual Fund distributions will be valued based on the closing net asset value of the Mutual Fund shares on the distribution date.
5. Adjustments
     In the event of a reorganization, recapitalization, stock split, stock dividend, combination of shares, merger, consolidation, rights offering or any other change in the corporate structure or shares of a Mutual Fund, the number and kind of shares of that Mutual Fund credited to participants’ Deferred Compensation Accounts shall be adjusted accordingly.
V. REDESIGNATION WITHIN A DEFERRED COMPENSATION ACCOUNT
A. Basic Redesignation Rules
     A participant, or the beneficiary or legal representative of a deceased participant, may redesignate amounts credited to a Deferred Compensation Account among the investments available under this Program in accordance with the following rules:
(1)	Eligible Participants — Active employees, and Participants who incurred a Separation or Retirement are eligible to redesignate.

(2)	Frequency and Timing — Effective June 1, 1999, there is no limit on the number of times a participant may redesignate amounts measured by Mutual Funds, or, subject to Section B, below, Merck Common Stock. Redesignation shall take place on (i) the day when the redesignation request is received pursuant to administrative guidelines established by the Human Resources Financial Services area of the Treasury department, provided the request is received prior to the close of the New York Stock Exchange on such day or (ii) the next following business day if the request is received when the New York Stock Exchange is closed.

(3)	Amount and Extent of Redesignation — Redesignation must be in 1% multiples of the investment from which redesignation is being made.

(4)	Beneficiaries or Legal Representatives — The beneficiary or legal representative of a deceased participant may redesignate subject to the same rules as participants.
B. Special Rules for Redesignation Out of Common Stock
1. Frequency and Timing
     For Section 16 Officers, redesignations may only be made out of Merck Common Stock during any window period established by the Company from time-to-time and is restricted to amounts held in Merck Common Stock for longer than six months.
2. Material, Nonpublic Information
     The Committee, in its sole discretion and with advice of counsel, at any time may rescind a redesignation out of Merck Common Stock if such redesignation was made by a participant who, (a) at the time of the redesignation was in the possession of material, nonpublic information with respect to the Company; and (b) in the Committee’s estimation benefited from such information in the timing of his/her redesignation. The Committee’s determination shall be final and binding. In the event of such rescission, the participant’s Deferred Compensation Account shall be returned to a status as though such redesignation had not occurred. Notwithstanding the above, the Committee shall not rescind a redesignation if the facts were reviewed by the participant with the General Counsel of the Company or a designee prior to the redesignation and if the General Counsel or designee had concluded that such participant was not in possession of adverse material, nonpublic information.
C. Conversion of Common Stock Accounts
     The Committee may, in its sole discretion, convert all of the shares of Merck Common Stock allocated to a participant’s Deferred Compensation Account in the manner provided below where a position which a participant has taken or wishes to take is, in the opinion of the Committee, such as would make uncertain the propriety of the participant’s having a continued interest in Merck Common Stock. The date of conversion shall be the date of commencement of such other employment or the date of the Committee’s action, whichever is later.
     Conversion shall be from an expression of value in shares of Merck Common Stock in the participant’s Deferred Compensation Account to an expression of value in United States dollars in another available investment. The value of the Merck Common Stock shall be based upon its closing price on the New York Stock Exchange on the date of conversion or if no trading took place on such day, the next business day on which trading took place. Any conversion under this paragraph shall be irrevocable and absolute.

VI. DISTRIBUTION OF DEFERRED COMPENSATION ACCOUNTS
     Distribution of Deferred Compensation Accounts shall be made in accordance with the participant’s distribution schedule pro rata by investment. Distributions from Merck Common Stock will be made in shares, with cash payable for any partial share, subject to the limitations set forth in Article IV, Section A.5. For Section 16 Officers, distribution of amounts in Merck Common Stock is also restricted to amounts held in Merck Common Stock for longer than six months. Distributions from Mutual Funds will be in cash. Distributions will be valued on the fifteenth day of the distribution month (or, if such day is not a business day, the next business day) and paid as soon thereafter as practicable.
A. Retirement
     A participant’s Retirement from active service will cause distributions of his/her Deferred Compensation Account to commence as soon as administratively feasible in accordance with the participant’s previously elected schedule. “Retirement” means a termination of employment at a time when the participant is eligible for Early, Normal, or Deferred Retirement under the Retirement Plan for Salaried Employees of Merck & Co., Inc., or other applicable qualified retirement plan (the “Retirement Plan”) or when the participant has been approved for a Disability Retirement under the Retirement Plan, but only if the participant is “disabled” within the meaning of Section 409A. Such a participant may change his or her distribution schedule in accordance with Section G, below.
B. Death
     In the event of a participant’s death, distributions under this Program will be made in a lump sum as soon as administratively feasible.
C. Automatic Distribution
     If a participant terminates employment for reasons other than Retirement, death, Separation, or to take a position with a joint venture or other business entity defined in Section E, below, then his/her Deferred Compensation Account will be automatically paid in a lump sum as soon as administratively feasible following his/her termination of employment. Furthermore, except as provided in Schedule II, any participant whose Deferred Compensation Account is valued at less than $125,000 on the date of his/her termination of employment for any reason whatsoever will have his/her Deferred Compensation Account distributed in a lump sum as soon as administratively feasible following such termination.
D. Termination Due to Separation
     If a participant is employed by a subsidiary of the Company that is sold, so that the subsidiary is no longer considered within the controlled group of the Company, that participant shall be considered to have terminated employment with the Company for purposes of this Program. If a participant’s employment terminates as a result of a “Separation” that is, a divestiture of a division or subsidiary of the Company, or as a result of a separation due to a reorganization, reduction in force, or elimination of the participant’s job, then distributions under this Program will commence as soon as administratively feasible after such termination of employment in accordance with his/her previously elected schedule or such schedule as re-elected in accordance with Section G, below.

E. Joint Venture Service
     A participant’s termination of employment in order to take a position with a joint venture or other business entity in which the Company shall directly or indirectly own fifty percent or more of the outstanding voting or other ownership interest shall not be considered a termination of employment with the Company for purposes of distribution under this Program.
F. Hardship Distributions
     The Committee, in its sole discretion, may accelerate the time of distribution of a participant’s Deferred Compensation Account, if the participant experiences severe financial hardship due to illness, accident or death in the immediate family, loss of or damage to property due to casualty, or other extraordinary and unforeseeable circumstances. Such participant should provide the Committee with a statement in reasonable detail as to the nature of such financial hardship together with a statement that such acceleration is necessary to alleviate such hardship.
G. Modifications to Distribution Schedule
     A participant who is an employee, or one who has had a Retirement or a Separation may elect to change his or her distribution schedule from time to time, provided, however, such changes shall not be permitted if it might reasonably be expected to cause a “plan failure” as such term is used in Section 409A of the Code; for example, no such election would be permitted if it would accelerate a distribution, or if it became effective earlier than one year from the date it were made, or if it permitted an additional deferral that commenced earlier than 5 years from the previously scheduled distribution date, except as otherwise permitted by Section 409A. Any such elections shall be made in the manner and in accordance with the process approved by the Company’s head of Human Resources Department from time to time.
VII. DEDUCTIONS FROM DISTRIBUTIONS
     The Company will deduct from each distribution amounts required to be withheld for income, Social Security and other tax purposes. Such withholding will be done on a pro rata basis per investment. The Company may also deduct any amounts the participant owes the Company for any reason.
VIII. BENEFICIARY DESIGNATIONS
     A participant under this program may designate a beneficiary to receive his/her Deferred Compensation Account upon the participant’s death. If the beneficiary predeceases the participant or if the participant does not name a beneficiary, the participant’s Deferred Compensation Account will be distributed to the participant’s estate.

IX. AMENDMENTS
     The Committee may amend this Program at any time. However, such amendment shall not materially adversely affect any right or obligation with respect to any Deferred Compensation made theretofore.
     For two years following a change in control of the Company (as such term is defined in the Change in Control Separation Benefits Plan) the material terms of the Program (including terms relating to eligibility, benefit calculation, benefit accrual, cost to participants, subsidies and rates of employee contributions) may not be modified in a manner that is materially adverse to individuals who participated immediately before the change in control. The Company will pay the legal fees and expenses of any participant that prevails on his or her claim for relief in an action regarding an impermissible amendment to the Program (other than ordinary claims for benefits) or, if applicable, in an action regarding restrictive covenants applicable to the participant.
X. SECTION 409A
     The Deferral Program is a “nonqualified deferred compensation plan” within the meaning of Section 409A of the Code. Anything in the Deferral Program to the contrary notwithstanding, the Deferral Program shall be operated in compliance with the requirements, if any, of Section 409A (or any successor thereto) as in effect from time to time, including but not limited to applicable regulations of the U.S. Department of the Treasury or Internal Revenue Service. Anything in the Program to the contrary notwithstanding, to the extent required by Section 409A, distributions on account of a “separation from service” to a “specified employee,” as such terms are defined in Section 409A, may not be made before the date which is 6 months after the date of separation from service (or, if earlier, the date of death of the employee).

SCHEDULE I
DEFERRAL PROGRAM INVESTMENT ALTERNATIVES
     Until determined otherwise, investment alternatives shall be the same investment alternatives offered under the Merck & Co., Inc. Employee Savings and Security Plan (the “401(k) Plan”) as in effect from time to time. The Merck Common Stock fund offered under the Deferral Program shall be measured as if it were invested 100% in Merck Common Stock.

SCHEDULE II
SPECIAL PROVISIONS APPLICABLE TO
MEDCO HEALTH EMPLOYEES
(Approved July 23, 2002)
DEFINITIONS
Medco Health — Medco Health Solutions, Inc.
Medco Health Employee — A participant who is (i) employed by Medco Health prior to the Spin-Off or (ii) employed by Merck prior to the Spin-Off and expected to be employed by Medco Health prior to or as of the Spin-Off.
Separated Medco Health Employee — A participant in the Deferral Program who is employed by Medco Health as of the date of the Spin-Off and is considered to have terminated employment with the Company as a result of the Spin-Off.
Spin-Off — The distribution by Merck to its shareholders of the equity securities of Medco Health. The Spin-Off will be a divestiture for purposes of the Deferral Program.
SPECIAL PROVISIONS
Notwithstanding anything to the contrary in Article VI, Section C of the Deferral Program, the Deferred Compensation Account of each Separated Medco Health Employee shall be paid out in accordance with Article VI, Section D, without regard to the $125,000 threshold set forth in Section C.
Notwithstanding anything to the contrary in Article VI, Section G of the Deferral Program, each Medco Health Employee may submit the petition for an extension of the distribution schedule permitted under Section G either prior to the Spin-Off or once the Medco Health Employee has become a Separated Medco Health Employee; provided, however, that if a Medco Health Employee makes a request for a new distribution schedule prior to the Spin-Off and thereafter does not become a Separated Medco Health Employee, then such request shall not be effective.

SCHEDULE III
SPECIAL TRANSITION PROVISIONS UNDER AJCA
(effective December 15, 2005)
Anything in the Program to the contrary notwithstanding, prior to the end of 2005, Eligible Participants may elect to cancel any or all prior deferral elections into the Deferral Program.
To the extent shares of Merck Common Stock are distributed as a result of any such cancellation, a dividend equivalent for the amount that would be paid if the shares were held by a shareholder on November 30, 2005 will be distributed before December 31, 2005.
Distribution of Deferred Compensation the election of which has been cancelled shall be made no later than December 31, 2005.
For purposes of this Schedule, Eligible Participants include all participants in the Program.
Anything in the Program to the contrary notwithstanding, where a participant has elected that distributions be made beginning in the year of retirement, distribution shall not be made in 2006 for participants who have a Retirement or Separation, in 2006 (“Active Eligible Participants”); provided, however, Automatic Distributions pursuant to Paragraph C. of Article VI shall be made in 2006 to the extent applicable.